Exhibit 99.1

Toreador Resources Corporation 9 rue Scribe 75009 Paris France 33 1 4703 34 24 Fax 33 1 4703 33 71
NEWS RELEASE
TOREADOR PROVIDES OPERATIONAL UPDATE
Administrative Delay in Renewal of Conventional Oil Concessions; No Disruption in Conventional Oil Operations Expected; No impact on Shale Exploration Program
PARIS, FRANCE — (January 3, 2011) — Toreador Resources Corporation (NASDAQ: TRGL, NYSE EURONEXT: TOR) today announced the following operational update:
As already fully disclosed, Toreador Energy France S.C.S. filed an application on December 11, 2008 to request the extension of the validity of the Châteaurenard concession and of the Saint-Firmin-des-Bois concession for an additional period of 25 years in relation to the Company’s conventional oil producing operations.
Following the standard review period requiring a decision on the renewal of such concessions within a period of approximately two years from the date of the applications, Toreador has been informed by the French authorities that the decrees relating to the renewal of the Châteaurenard Concession and of the Saint-Firmin-des-Bois Concession are currently in the process of being executed in order to be published in the French Journal Officiel during January 2011.
Although the decrees were not published prior to January 1, 2011, Toreador, on the basis of information provided by French authorities, understands that the Châteaurenard Concession and the Saint-Firmin-des-Bois concession will shortly be renewed retroactively as of January 1, 2011 and Toreador will continue to operate under such concessions. As a result, Toreador does not anticipate any disruption to operations on either concession.
The renewal of these conventional oil concessions is not related in any way to Toreador’s exploration permits, on which Hess and Toreador agreed to carry soon Shale exploration work under the investment agreement dated May 10, 2010.
ABOUT TOREADOR

Toreador Resources Corporation 9 rue Scribe 75009 Paris France 33 1 4703 34 24 Fax 33 1 4703 33 71
NEWS RELEASE
Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact:
Shirley Z. Anderson, Corporate Secretary
Toreador Resources Corporation T: +1 469 364-8531
sanderson@toreador.net
www.toreador.net

Toreador Resources Corporation 9 rue Scribe 75009 Paris France 33 1 4703 34 24 Fax 33 1 4703 33 71
NEWS RELEASE